Exhibit 99.1


         INTERPUBLIC AND NFO WORLDWIDE ANNOUNCE REVISED MERGER AGREEMENT


         New York, NY and Greenwich, CT - April 4, 2000 - The Interpublic Group of Companies, Inc. (NYSE: IPG) and NFO Worldwide, Inc. (NYSE: NFO) announced today they have agreed to revised terms relating to their Agreement and Plan of Merger dated as of December 20, 1999.

         On December 20, 1999, Interpublic and NFO had previously announced a definitive agreement whereby The Interpublic Group would acquire NFO in a stock for stock transaction valued at $26 per NFO share. Under the terms of the original agreement, NFO's stockholders were to receive a number of shares of Interpublic stock (the "Exchange Ratio") based upon the average closing price of Interpublic's common stock during the ten trading days ending six business days before the closing date. The Exchange Ratio was subject to a collar, whereby the shares to be received by NFO stockholders were subject to a maximum of .5274 of a share, and a minimum of .3898 of a share, of Interpublic stock for each NFO share. In addition, if the average trading price of Interpublic's stock was below $46.40 per share, NFO was entitled to terminate the transaction, providing that Interpublic declined to adjust the exchange ratio to provide $26 per share in value.

         Under the terms of the revised agreement, the collar on the Exchange Ratio was modified whereby the shares to be received by NFO stockholders are now subject to a maximum of .5503 of a share of Interpublic stock. This modification ensures that NFO stockholders will receive $26 in value if the average trading price of Interpublic's stock is between $47.25, Friday's closing price of Interpublic's stock, and $66.70. In addition, NFO's right to terminate the transaction has been modified so that it is only exercisable if the average trading price of Interpublic's stock is below $44.88. Finally, the parties have agreed to increase the termination fee payable to Interpublic in certain circumstances from $25 million to $30 million.

         NFO also announced today that it had received an unsolicited proposal to be acquired by an unidentified third party for $27.50 per share payable in cash. NFO's Board of Directors had made the determination required under the merger agreement with The Interpublic Group to permit NFO to enter into discussions with, provide non-public information to, and negotiate with this third party. However, during these discussions, the Company determined that it was unable to accept this proposal, as certain terms specified by the potential buyer were unacceptable to the Company. As a result, the NFO Worldwide Board of Directors rejected the offer and also determined that The Interpublic Group revised offer was superior.

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         NFO also announced today that its Special Meeting of Shareholders, scheduled for Wednesday, April 5, 2000, will be adjourned prior to taking any actions relating to the previously proposed merger with The Interpublic Group. NFO indicated that it would very shortly distribute supplemental proxy materials to shareholders outlining the revised terms. A new date for the Special Shareholder's meeting has not been finalized, but it is expected to occur on or about April 21, 2000.

         William E. Lipner, Chairman, President and Chief Executive Officer of NFO Worldwide, Inc., commented, "We are very pleased to have agreed to revised terms with our new partners at The Interpublic Group. The Interpublic Group has always been our preferred partner of choice and our close association over the past three months has only heightened that belief. We look forward to promptly closing this transaction and becoming a more fully integrated part of the Interpublic family of companies."

         Philip H. Geier, Jr., Chairman and Chief Executive Officer of The Interpublic Group of Companies, said, "The acquisition of NFO further advances our corporate strategy of providing an array of the world's best and most thoroughly global companies in the marketing communications and marketing information arenas. Expanding our market research resources has been a strategic priority for Interpublic, and in NFO we believe we have found an excellent partner for our agencies and their clients. "

         Geier concluded, "With the addition of NFO, Interpublic now ranks number one or two among our peers in each of our core disciplines; advertising, media buying, relationship (direct) marketing, sales promotion, public relations, sports and event marketing, corporate identity and design, healthcare marketing, e-business consulting and communications, and marketing research. In fact, these specialized marketing service capabilities now represent close to 50% of our revenues - up from less than 10% only six years ago. We believe we are very well positioned to meet the communications and marketing service needs of global, regional and local clients everywhere."

         John J. Dooner, Jr., President and Chief Operating Officer, added "The three months of working together with NFO have heightened our confidence in being able to realize the full potential of this partnership. We're excited about working with Bill and his team to make this a reality."

         The Interpublic Group of Companies, Inc. is one of the largest advertising and marketing communications organizations in the world. Its companies include McCann-Erickson WorldGroup, The Lowe Group/Lowe Lintas Partners Worldwide, DraftWorldwide, Initiative Media Worldwide, International Public Relations, Octagon, Zentropy Partners, Allied Communications Group and other related companies. The shares of The Interpublic Group of Companies, Inc. are listed on the New York Stock Exchange ("IPG"). For further information, visit: http://www.Interpublic.com.

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         NFO Worldwide, Inc. (NYSE: NFO) is a leading provider of
research-based, marketing information and counsel to the worldwide business community. With over 15,000 full and part-time employees operating in 38 countries; in-depth expertise in all research methodologies; and in-field marketing experience across multiple market sectors, NFO provides clients with trusted insight into the behaviors, attitudes and opinions of customers around the globe. Key services include comprehensive counsel on market evaluation, product development, brand management, customer satisfaction, pricing, distribution, and advertising effectiveness. The Company delivers custom and syndicated marketing information and counsel to over 4,000 clients in key market sectors such as packaged goods and foods, healthcare, financial services, high-tech/telecommunications, travel & leisure, automotive and business to business. NFO is the largest custom marketing research firm in North America, and among the top three in the world. Together with its subsidiary and affiliated companies, NFO is the world's largest provider of Internet-based custom marketing research services. Visit NFO Worldwide on the Web http://www.nfow.com.

         Statements in this press release relating to matters that are not historical facts are forward looking statements. Such forward-looking statements are based on each respective Company's current forecasts and actual results may differ materially. To understand the risks that may affect each Company's future performance, please refer to Part 1 of Interpublic's 1999 Annual Report on Form 10-K filed on March 24, 2000 or part 1 of NFO's 1999 Annual Report on Form 10-K filed on March 29, 2000.


CONTACTS:

Phillip H. Geier, Jr.                                 William E. Lipner

Chairman & CEO                                        Chairman, CEO & President
Interpublic                                           NFO Worldwide, Inc.

(212) 399-8028                                        (203) 618-8500

Sean Orr                                              Patrick G. Healy
Chief Financial Officer                               Chief Financial Officer
Interpublic                                           NFO Worldwide, Inc.
(212) 399-8093                                        (203) 618-8502

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